Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

VS MEDIA HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares, no par value [1]	457	(o)	2,000,000	$5.00	10,000,000	$0.00011020	$1,102
Fees to Be Paid	Equity	Underwriter Warrants	other		-	-	-	-	-
Fees to Be Paid	Equity	Class A Ordinary Shares, no par value [2]	457	(o)	100,000	$6.25	625,000	$0.00011020	$68.90
Fees Previously Paid	Equity		-		-	-	-	-	-
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$10,625,000
	Total Fees Previously Paid					-
	Total Fee Offsets					-
	Net Fee Due					$1,171

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Class A Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The Registrant will issue to the underwriter warrants to purchase a number of Class A Ordinary Shares equal to an aggregate of five percent (5%) of the Class A Ordinary Shares (the “Underwriter Warrants”) sold in the Offering. The exercise price of the Underwriter Warrants is equal to the 125% of offering price of the Class A Ordinary Shares offered hereby. Assuming an exercise price of $6.25 per share, we would receive, in the aggregate, $625,000 upon exercise of the Underwriter Warrants. The Underwriter Warrants are exercisable commencing on the effective date of the offering at any time, and from time to time, in whole or in part, through the date of expiration and will expire on the fifth anniversary from the commencement of sale of this Offering.